UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2026

The Sherwin-Williams Company

(Exact name of registrant as specified in its charter)

Ohio	1-04851	34-0526850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Sherwin Way Cleveland, Ohio	44113
(Address of principal executive offices)	(Zip Code)

(216) 566-2000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.33-1/3 per share	SHW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 24, 2026, The Sherwin-Williams Company (“Sherwin-Williams”) entered into a new 364-day senior unsecured Term Loan Credit Agreement (the “New Credit Agreement”) with the lenders party thereto and Citibank, N.A., as administrative agent (the “Administrative Agent”). In connection with entering into the New Credit Agreement, Sherwin-Williams repaid and terminated its existing 364-day senior unsecured delayed draw Term Loan Credit Agreement, dated as of August 8, 2025 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), among Sherwin-Williams and Sherwin-Williams Luxembourg S.à r.l. (“SW Luxembourg”), as borrowers, the lenders party thereto and Citibank, N.A., as administrative agent.

The New Credit Agreement provides for a $750 million US dollar-denominated senior unsecured term loan that will mature on September 23, 2027. Extensions of credit under the New Credit Agreement may be used to refinance the Existing Credit Agreement and for general corporate purposes, including to finance working capital requirements.

The New Credit Agreement contains representations, warranties, covenants and events of default substantially the same as those contained in the Existing Credit Agreement. The New Credit Agreement contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, noncompliance with covenants and bankruptcy related events. If certain of these or other events of default occur, the Administrative Agent may decide to, or lenders with a majority of the outstanding term loans may require the Administrative Agent to, among other things, accelerate amounts due under the New Credit Agreement. The New Credit Agreement also contains a financial covenant that provides that Sherwin-Williams’ consolidated leverage ratio (the ratio of total funded indebtedness to EBITDA (as defined in the New Credit Agreement)) may not exceed 3.75 to 1.00 as of the last day of any fiscal quarter; provided, however, upon the consummation of a Qualifying Acquisition (as defined in the New Credit Agreement), Sherwin-Williams may elect to temporarily increase the consolidated leverage ratio to 4.25 to 1.00 for a period of four consecutive fiscal quarters immediately following the consummation of such Qualifying Acquisition, subject to certain customary conditions.

Certain of the lenders, as well as certain of their respective affiliates, have performed and may in the future perform various commercial banking, investment banking, lending, underwriting, trust services, financial advisory and other financial services for Sherwin-Williams and its subsidiaries, for which the lenders and affiliates have received and may in the future receive customary fees and expenses.

The foregoing description of the New Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Agreement, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Effective September 24, 2026, the Existing Credit Agreement was repaid and terminated in connection with Sherwin-Williams’ borrowing under the New Credit Agreement and the EUR Term Loan Agreement (as defined below). The information provided in Item 1.01 above relating to the Existing Credit Agreement is incorporated by reference into this Item 1.02. A summary of the material terms of the Existing Credit Agreement is included in the Current Report on Form 8-K filed by Sherwin-Williams on August 12, 2025, which summary is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above relating to the New Credit Agreement is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On September 24, 2026, SW Luxembourg entered into a new EUR 100,000,000 Term Loan Agreement (the “EUR Term Loan Agreement”) with ING Bank N.V. (“ING Bank”), acting through its Dublin branch, ING Bank N.V. Dublin Branch. The EUR Term Loan Agreement provides for a €100 million EUR-denominated term loan to SW Luxembourg that will mature on September 23, 2027, which maturity date may be extended at the election of SW Luxembourg by up to two additional six-month periods. The EUR Term Loan Agreement may be used to refinance the Existing Credit Agreement and for general corporate purposes. Sherwin-Williams guarantees the obligations of SW Luxembourg under the EUR Term Loan Agreement pursuant to a guaranty agreement in favor of ING Bank.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Exhibit Description

4.1*	Term Loan Credit Agreement, dated as of September 24, 2026, by and among The Sherwin-Williams Company, as borrower, the lenders party thereto and Citibank, N.A., as administrative agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain exhibits and schedules have been omitted in accordance with Item 601(a)(5) of Regulation S-K and Sherwin-Williams agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted exhibits and schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHERWIN-WILLIAMS COMPANY

Date: September 29, 2026	By:	/s/ Stephen J. Perisutti
	Name:	Stephen J. Perisutti
	Title:	Senior Vice President - Deputy General Counsel and Assistant Secretary